EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED BYLAWS

OF

M&T BANK CORPORATION

UNDER SECTION 601 OF THE NEW YORK BUSINESS CORPORATION LAW

The undersigned, being the Chief Executive Officer and an Assistant Secretary of M&T Bank Corporation (the “Corporation”), do hereby certify and set forth as follows:

(1)        The name of the corporation is M&T BANK CORPORATION. The name under which the corporation was initially formed is First Empire State Corporation.

(2)        This amendment to the Amended and Restated Bylaws of the Corporation was authorized, pursuant to Section 601 of the New York Business Corporation Law, by the vote of the Board of Directors, and in accordance with the provisions of Article X of the Bylaws of the Corporation. The Board of Directors adopted a resolution on the 18th day of April 2017 amending and restating Article IV, Section 1 and Article IV, Section 2 of the Bylaws of the Corporation as follows:

“Section 1. Officers: The Board of Directors shall annually, at the first meeting of the Board following the annual meeting of stockholders, appoint or elect a Chief Executive Officer, one or more Vice Presidents, a Corporate Secretary and a Treasurer, and such other officers as it may determine, including a President, and may from time to time elect or appoint such additional officers as it deems necessary or appropriate. Such additional officers shall have the authority and perform such duties as the Board of Directors may from time to time prescribe.”

“Section 2. Term of Office: The Chief Executive Officer, the President, each Vice President, the Corporate Secretary and the Treasurer shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors have been elected or appointed and qualified. Each additional officer appointed or elected by the Board of Directors shall hold office for such term as shall be determined from time to time by the Board of Directors and until his or her successor has been elected or appointed and qualified. Any officer, however, may be removed or have his or her authority suspended by the Board of Directors at any time, with or without cause. If the office of any officer becomes vacant for any reason, the Board of Directors shall have the power to fill such vacancy.”

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EXHIBIT 3.2

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of this 18th day of April, 2017.

M&T BANK CORPORATION

By:	/s/ Robert G. Wilmers
Name: Robert G. Wilmers Title: Chief Executive Officer

By:	/s/ Brian R. Yoshida
Name: Brian R. Yoshida Title: Assistant Secretary

STATE OF NEW YORK	)

) ss.:

COUNTY OF ERIE	)

Robert G. Wilmers and Brian R. Yoshida, being first duly sworn, depose and say that they are the Chief Executive Officer and an Assistant Secretary, respectively, of M&T Bank Corporation, that they have read the foregoing certificate and know the contents thereof and that the statements therein contained are true.

/s/ Robert G. Wilmers
Robert G. Wilmers

/s/ Brian R. Yoshida
Brian R. Yoshida

Sworn to before me
This 18th day of April 2017.

/s/ Marie King
Notary Public

[Notary Seal]

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